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                                                                                                      Exhibit 12.1

                                             Statement Regarding Computation of Ratios
                                                                                                        As of             As of
                                                     1996       1997      1998        1999          March 31, 1999    March 31, 2000
                                               -------------------------------------------------   ---------------    --------------
Net loss before provision for income taxes            (514)    (2,866)     (3,309)    (21,786)                284           (21,156)

Plus fixed charges:
   Interest expense on debt                            -          128      16,134      21,639               5,404            12,875
   Amortization of deferred finance charges            -          -         1,088       1,233                 301               470
   Estimated interest component of rental
     expense                                           -          110         508       2,002                 374               718
                                               -----------   --------     -------     -------      --------------     -------------
   Numerator                                          (514)    (2,628)     14,421       3,088               6,363            (7,093)

Divided by fixed charges                               -          238      17,730      24,874               6,079            14,063

Radio of earnings to fixed charges                     -          -           -          -                   1.05               -
                                               ===========   ========     =======     =======      ==============     =============
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